Exhibit 11.1

NORMA DE ETICA Y CONDUCTA DE
LOS EMPLEADOS DE REPSOL YPF

Aprobada por el Consejo de Administración
de Repsol YPF, S.A. el 26 de noviembre de 2003

I  N  D  I  C  E

1.-	OBJETO

2.-	ÁMBITO DE APLICACIÓN

3.-	VIGENCIA

4.-	MODIFICACIONES

5.-	VALORES ÉTICOS

6.-	CODIGO DE CONDUCTA DE TODOS LOS EMPLEADOS

6.1- Derechos Humanos y libertades públicas

6.2- Igualdad de oportunidades y no discriminación

6.3.- Uso y protección de los activos

6.4.- Conflicto de intereses

6.5.-Seguridad y protección del Medio Ambiente

6.6.- Transparencia de la información

6.7.- Información Reservada y Confidencial

6.8.- Relaciones con los clientes

6.9.- Relaciones con los Socios

6.10- Relaciones con los proveedores y contratistas

6.11.- Protección de datos personales

6.12- Competencia leal y defensa de la competencia

6.13-Relación con gobiernos y autoridades-Legalidad

7.- VULNERACIONES E INCUMPLIMIENTOS DE LA NORMA

1.              OBJETO

•                  La presente Norma tiene por objeto establecer las pautas generales que deben regir la conducta de Repsol YPF y de todos sus empleados en el cumplimiento de sus funciones y en sus relaciones comerciales y profesionales, actuando de acuerdo con las leyes de cada país y respetando los principios éticos de sus respectivas culturas.

•                  Esta Norma, junto con otras reglamentaciones e informaciones hechas públicas (Reglamentos del Consejo y sus Comisiones, Reglamento de la Junta General de Accionistas, Informe Anual de Gobierno Corporativo, Reglamento Interno de Conducta, Informe Social, etc.) resaltan la apuesta decidida que ha hecho Repsol YPF por el buen gobierno corporativo, la transparencia y la responsabilidad social.

•                  La presente Norma anula y sustituye a cualquier código de conducta de empleados existente en Repsol YPF, S.A. o en cualquiera de las empresas de su grupo de sociedades, a excepción del Reglamento Interno de Conducta del Grupo Repsol YPF S.A. en el ámbito del Mercado de Valores, aprobado por el Consejo de Administración de Repsol YPF, S.A. en su reunión de 11 de julio de 2003, y de la Norma de Ética y Conducta de los empleados de YPF, aprobada por el Directorio de YPF, S.A. en su sesión de 7 de Agosto de 2003.

2.              AMBITO DE APLICACIÓN

La presente Norma es de aplicación, cualquiera que sea su ubicación geográfica, al Presidente Ejecutivo, al Consejero Delegado, a los Directivos y en general a todos los empleados que desempeñen su labor en Repsol YPF, S.A. o en cualquiera de las empresas de su grupo de sociedades tal como el mismo es definido en el artículo 4 de la Ley 24/1988 de 28 de julio del Mercado de Valores.

3.              VIGENCIA

La presente Norma entrará en vigor a partir del 5º día laborable posterior a la fecha de su aprobación por el Consejo de Administración.

4.              MODIFICACIONES

Esta Norma, así como toda enmienda u otorgamiento de cualquier exención al cumplimiento de lo en ella establecido, serán aprobados por el Consejo de Administración.

Asimismo, el Consejo de Administración podrá determinar la inclusión en su ámbito de aplicación de cualquier otra persona en cuanto sea requerida por la normativa aplicable a Repsol YPF.

5.              VALORES ETICOS

Los valores éticos y principios básicos de actuación que deben constituir una guía obligada de conducta ética empresarial de las personas incluidas en el ámbito de aplicación de esta Norma son:

•                  Integridad: Mantener un comportamiento intachable, necesariamente alineado con la rectitud y la honestidad. Promoveremos una rigurosa coherencia entre las prácticas corporativas y nuestros valores.

•                  Transparencia: Difundir información adecuada y fiel de nuestra gestión. Una información veraz y contrastable. Una comunicación clara, tanto interna como externamente.

•                  Responsabilidad: Asumir nuestras responsabilidades y actuar conforme a ellas, comprometiendo todas nuestras capacidades para cumplir el objetivo.

•                  Seguridad: Brindar unas condiciones de trabajo óptimas en cuanto a salubridad y seguridad. Exigimos un alto nivel de seguridad en los procesos, instalaciones y servicios, prestando especial atención a la protección de los empleados, contratistas, clientes y entorno local, y transmitimos este principio de actuación a toda la organización.

6.              CODIGO DE CONDUCTA DE TODOS LOS EMPLEADOS

Los Valores Éticos anteriormente transcritos, constituyen la referencia que ha de inspirar la conducta básica de todos los empleados, para cumplir las obligaciones del puesto de trabajo con arreglo a los principios de lealtad a la empresa, la buena fe, la integridad, y el respeto a la legalidad y a los criterios éticos, y permiten definir una serie de conductas que deben ser observadas por todos los empleados en su desempeño profesional.

Esta Norma no pretende abarcar todas las situaciones posibles que puedan surgir en el ámbito profesional, sino establecer unas pautas mínimas de conducta que deben orientar a todos los empleados en su forma de actuar durante el desarrollo de su actividad profesional. La conductas recogidas en la presente Norma son de obligado cumplimiento en la prestación de servicios laborales en Repsol YPF.

6.1.                            Derechos humanos y libertades públicas

Repsol YPF está comprometida con el respeto a los derechos humanos, la preservación del entorno natural y la colaboración con el desarrollo y el bienestar de las comunidades con las que se relaciona. Estas acciones definen su responsabilidad con la sociedad.

Repsol YPF se compromete a respetar y proteger los derechos humanos y libertades públicas reconocidos en la Declaración Universal de los Derechos Humanos, y en los principales acuerdos internacionales al respecto, asegurando que los principios recogidos en dichos acuerdos estén presentes en todas sus políticas. Este compromiso tiene como objetivo principal el respeto a la dignidad humana.

Asimismo, la Compañía incluirá en los planes de formación para sus empleados acciones relativas a derechos humanos y promoverá herramientas de apoyo para la difusión del conocimiento de estos derechos con el fin de garantizar su protección.

En consecuencia, todos los empleados de Repsol YPF deberán secundar este compromiso, desempeñando sus actividades profesionales con total respeto y garantía de los derechos humanos y libertades públicas.

6.2.                            Igualdad de oportunidades y no discriminación

Repsol YPF entiende que el crecimiento profesional de cada empleado está íntimamente ligado al desarrollo integral de la persona. Por este motivo promueve la formación de sus empleados fomentando un ambiente en el que la igualdad de oportunidades laborales llegue a todos y cada uno de sus miembros y asegurando la no discriminación. La promoción se fundará en el mérito, la capacidad y el desempeño de las funciones profesionales.

Los empleados de Repsol YPF deberán tratarse con respeto, propiciando un ambiente de trabajo cómodo, saludable y seguro, absteniéndose de emplear cualquier conducta agraviante o que suponga algún tipo de discriminación por motivos de raza, ideas religiosas, políticas o sindicales, nacionalidad, lengua, sexo, estado civil, edad o incapacidad.

No incurrirán bajo ninguna circunstancia en conductas de acoso sexual, abuso de autoridad, ofensa u otra forma de agresividad y hostilidad que propicien un clima de intimidación.

6.3.                            Uso y protección de los activos

Repsol YPF pone a disposición de sus empleados los recursos necesarios para el desempeño de su actividad profesional, y se compromete a facilitar los medios necesarios para la protección y salvaguarda de los mismos.

Los empleados de Repsol YPF no utilizarán dichos recursos para usos personales o extraprofesionales y/o para el desempeño de actividades que no estén relacionadas directamente con el interés de la Compañía, responsabilizándose asimismo de la protección de aquellos que le fueran confiados en relación con su trabajo.

6.4.                            Conflicto de intereses

Repsol YPF reconoce y respeta la intervención de sus empleados en actividades financieras y empresariales distintas a las que desarrollan para la Compañía, siempre que sean legales y no entren en colisión con sus responsabilidades como empleados de Repsol YPF.

Los empleados de Repsol YPF deberán evitar situaciones que pudieran dar lugar a un conflicto entre los intereses personales y los de la empresa, se abstendrán de, representar a la Compañía e intervenir o influir en la toma de decisiones en cualquier situación en la que, directa o indirectamente, él mismo o un pariente cercano, tuviera interés personal. Deberán actuar siempre, en el cumplimiento de sus responsabilidades, con lealtad y en defensa de los intereses de Repsol YPF

Asimismo, los empleados no podrán realizar tareas, trabajos o prestar servicios en beneficio de empresas del sector o que desarrollen actividades susceptibles de competir directa o indirectamente o puedan llegar a hacerlo con las de Repsol YPF.

Los empleados de Repsol YPF que pudieran verse afectados por un conflicto de intereses, lo comunicarán al responsable de su Área, previamente a la realización de la operación o conclusión del negocio de que se trate, con el fin de adoptar las decisiones oportunas en cada circunstancia concreta y así, evitar que su actuación imparcial pueda verse comprometida.

Los empleados de Repsol YPF no podrán aceptar ningún obsequio o compensación, agasajo u otro favor de cualquier persona o entidad siempre que por las características del mismo pueda desvirtuar o comprometer una relación comercial, profesional o administrativa.

Asimismo, no podrán hacer directa o indirectamente obsequios, regalos o promesas a cualquier persona o entidad que mantenga o pueda mantener una relación comercial, profesional o administrativa con Repsol YPF, que no se consideren propios del curso normal de los negocios y en todo caso siempre que estén permitidos por ley, por las propias normas y procedimientos del cliente o por los procedimientos de su unidad.

6.5.                            Seguridad y protección del medio ambiente

Repsol YPF se compromete a conducir sus actividades de manera que se minimicen los impactos medioambientales negativos y se alcance un alto nivel de seguridad en sus procesos, instalaciones y servicios, prestando especial atención a la protección de sus empleados, contratistas, clientes y entorno local.

Uno de los principios básicos de actuación en esta materia es el de la prevención a través de la identificación y gestión de los riesgos medioambientales y de seguridad.

Para la consecución de estos objetivos, Repsol YPF promueve la formación en medio ambiente y seguridad de todos sus empleados, en particular de aquellas personas implicadas en la gestión y mantenimiento de las instalaciones y de aquellas que se relacionen directamente con nuestros clientes, proveedores y contratistas.

Los empleados de Repsol YPF, sea cual sea su puesto o ubicación geográfica, deberán ser responsables de su propia seguridad, así como de contribuir a la seguridad ajena y a la protección medioambiental.

Asimismo, todos los empleados deberán conocer los efectos de los productos y procesos que manejan, siendo objeto de especial atención la seguridad y el efecto medioambiental en el consumo, uso y manipulación de los productos para que, a lo largo de su ciclo de vida, permitan una utilización segura y sin efectos nocivos para la salud.

6.6.                            Transparencia de la información

Repsol YPF considera la transparencia en la información como un principio básico que debe regir la relación con sus accionistas, garantizando que la información que comunique a éstos, a los mercados en los que coticen sus acciones y a los entes reguladores de dichos mercados sea veraz y completa, refleje adecuadamente su situación financiera, así como el resultado de sus operaciones y sea comunicada cumpliendo los plazos y demás requisitos establecidos en las normas aplicables y principios generales de funcionamiento de los mercados y de buen gobierno que la sociedad tenga asumidos.

Este principio de transparencia y veracidad de la información será también de aplicación en la comunicación interna.

Los empleados de Repsol YPF se comprometen a comunicar la información tanto interna como externa de forma veraz. En ningún caso, entregarán información incorrecta o inexacta, o que pudiera confundir al que la recibe.

6.7.                            Información Reservada y Confidencial

Repsol YPF entiende que la información es uno de sus principales activos, imprescindible para la gestión de sus actividades. Por este motivo, ha desarrollado una política de seguridad de la información cuyo objetivo es preservar la integridad, disponibilidad y confidencialidad de la misma y de esta manera, minimizar los riesgos derivados de su divulgación y mal uso.

Toda la información propiedad o custodiada por Repsol YPF, de carácter no público, tiene la consideración de reservada y confidencial. Por tanto, todos los empleados están obligados a guardar la más estricta confidencialidad sobre aquella información a la que accedan como consecuencia del desempeño de su actividad profesional.

Asimismo, los empleados no deberán hacer uso fraudulento de dicha información y evitarán beneficiarse personalmente de una oportunidad de lucro de la que tuvieran conocimiento durante el desempeño de sus tareas.

Revelar, difundir y usar información reservada y confidencial para usos particulares constituye una falta de lealtad a Repsol YPF.

Específicamente, las conductas en esta materia relacionadas con los Mercados de Valores están recogidas en el “Reglamento Interno de Conducta del Grupo Repsol YPF en el ámbito del Mercado de Valores” aprobado por el Consejo de Administración en su sesión del 11 de julio de 2003, siendo de aplicación a las personas incluidas en su ámbito subjetivo.

6.8.                            Relaciones con los clientes

Repsol YPF asume, lidera e impulsa el compromiso con la Calidad Total facilitando los recursos necesarios para alcanzar la Excelencia y estableciendo las medidas apropiadas para asegurar que la política de calidad sea practicada por todos los empleados de acuerdo con estos principios.

Los empleados de Repsol YPF deberán actuar de una forma íntegra con los clientes de la Compañía, teniendo como objetivos la consecución de los más altos niveles de calidad, la excelencia en la prestación del servicio y el desarrollo a largo plazo de unas relaciones basadas en la confianza y respeto mutuo.

6.9.                            Relaciones con los socios

Repsol YPF establecerá con sus socios en negocios comunes, una relación de colaboración basada en la confianza, la transparencia en la información y la puesta en común de conocimientos, experiencias y capacidades, para alcanzar objetivos comunes y beneficio mutuo y a ello deben comprometerse sus empleados, quienes aplicarán los mismos principios éticos, de respeto, ambiente favorable y trabajo en equipo, como si se tratara de empleados internos.

6.10.                     Relaciones con los proveedores y contratistas

Los procesos de selección de proveedores y contratistas de Repsol YPF se desarrollarán con imparcialidad y objetividad, para lo que sus empleados deberán aplicar criterios de calidad y coste en dichos procesos, evitando la colisión de intereses personales con los de la Compañía

6.11.                     Protección de datos personales

Repsol YPF impulsa la aplicación de las nuevas tecnologías siendo consciente de los efectos derivados de una inadecuada utilización de las mismas. Es por este motivo, que pone especial cuidado en asegurar el derecho a la intimidad, protegiendo los datos personales confiados por sus clientes, proveedores, empleados, instituciones y público en general.Los empleados de Repsol YPF no revelarán datos de carácter personal obtenidos de clientes, proveedores, empleados, administraciones públicas y público en general para que, de acuerdo con las leyes aplicables, se asegure la privacidad y la confianza depositada en la Compañía, por estos colectivos.

6.12.                     Competencia leal y defensa de la competencia

Repsol YPF se compromete a competir en los mercados de forma leal  impulsando la libre competencia en beneficio de los consumidores y usuarios cumpliendo siempre las normas jurídicas en vigor.

Los empleados de Repsol YPF no realizarán publicidad engañosa de la actividad de sus negocios y evitarán toda conducta que constituya o pueda constituir un abuso o restricción ilícita de la competencia.

6.13.                     Relación con gobiernos y autoridades – Legalidad

Repsol YPF manifiesta su neutralidad política y se compromete a cumplir fiel y respetuosamente con todas las obligaciones legales a las que está sujeta en cualquier país donde desarrolle su actividad.

Los empleados de Repsol YPF deberán cumplir estrictamente con las leyes del país o de los países en cada caso, evitando cualquier conducta que aún sin violar la ley pueda perjudicar la reputación de la Compañía ante la comunidad, el gobierno del país u otros organismos, y producir consecuencias adversas para sus negocios y/o para su imagen.

Ningún empleado colaborará conscientemente con terceros en la violación de ley alguna, ni participará en actuaciones que comprometan el respeto al principio de legalidad.

Deberán actuar con honradez e integridad en todos sus contactos o transacciones con las autoridades y empleados de los gobiernos y administraciones, asegurando que toda la información y certificaciones que presenten, así como las declaraciones que realicen sean veraces, claras y completas.

7.              VULNERACIONES E INCUMPLIMIENTOS DE LA NORMA

Los Valores Eticos recogidos en esta Norma, son la base sobre la que se sustentan los compromisos adquiridos por Repsol YPF con sus accionistas, socios, clientes, proveedores, empleados y la sociedad. Por este motivo, los empleados de Repsol YPF podrán informar al responsable de su Área de cualquier incumplimiento o vulneración de las conductas recogidas en este documento. Repsol YPF no admitirá ningún tipo de represalia sobre aquellos empleados que comuniquen, de buena fe, presuntos incumplimientos y sancionará, con arreglo a las normas laborales vigentes, aquellos incumplimientos o vulneraciones que constituyan faltas laborales, sin perjuicio de otras responsabilidades que pudieran concurrir.